Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated June 27 2017, on the April 30, 2017 financial statements and financial highlights of the Nashville Area ETF (one of the portfolios comprising LocalShares Investment Trust) filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 8 to the Registration Statement (Form N-1A) under the Securities Act of 1933 (Registration No. 333-184163).

/s/ Ernst & Young LLP

Minneapolis, Minnesota
August 25, 2017